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                                                                    Exhibit 99.1
                                                                    ------------
    BSB
Bancorp, Inc.                                      News Release
58-68 Exchange St.
Binghamton, New York 13901
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                                         For Further Information, Contact:
                                                     Rexford C. Decker
                                                     Senior Vice President & CFO
                                                     (607) 779-2320
                                                     Website: www.bsbbank.com

               BSB BANCORP, INC. EXTENDS STOCK REPURCHASE PROGRAM

     Binghamton, NY, December 17, 2001 - The Board of Directors of BSB Bancorp, Inc. (NASDAQ:BSBN), has extended the Company's existing stock repurchase program, announced August 7, 2001, to repurchase up to 500,000 shares of its common stock. Under the stock repurchase program, 348,800 shares of the 500,000 shares remain to be repurchased.

          Shares may be repurchased from time to time during the next six months in open market and unsolicited, negotiated transactions. Repurchases will be subject to availability and prices which are acceptable to the Corporation. Howard Sharp, President and CEO, stated, "The Board of Directors adopted the extension of the repurchase program because it continues to consider BSB Bancorp's stock to be an attractive investment." Mr. Sharp also noted that "a principal effect of the repurchase program will be to increase earnings per share of those shares of BSB Bancorp stock that remain outstanding after the repurchases."

          BSB Bancorp, Inc., which currently has 9,777,241 shares of common stock outstanding, is the bank holding company for BSB Bank & Trust Company, a diversified financial services organization with total assets of $2.1 billion at September 30, 2001. Headquartered in Binghamton, New York, BSB Bank & Trust Company operates 22 banking offices in Broome, Onondaga, Tioga, Chenango and Chemung counties, providing a broad range of deposit, loan, trust and financial management services to businesses and consumers.